 4: NEWS RELEASE Investor Relations
NC1-007-56-01
100 North Tryon Street
Charlotte, NC 28255
  FOR IMMEDIATE RELEASE

June 27, 2001

Contact: Bob Stickler 704-386-8465

BANK OF AMERICA COMPLETES EURO OFFERING

London, June 27, 2001 -- Bank of America Corporation announced today that it has completed its Euro offering of Euro 750 million ($639 million equivalent) in fixed-rate notes for distribution primarily in Europe.

The five-year notes bear interest at 5.25% per annum. Interest is payable annually on the 27th of June, beginning on June 27, 2002. The notes mature on June 27, 2006.

These notes were sold through underwriters led by Banc of America Securities Limited and included ABN Amro Bank N.V., Banco Santander Central Hispano S.A., Barclays Bank, BBVA, BNP Paribas, Credit Suisse First Boston, Den Danske Bank, Deutsche Bank, ING Barings/BBL, Rabobank, Unicredit Banca Mobiliare S.p.A. and Westdeutsche Landesbank Girozentrale.

The issue was not registered with the U.S. Securities and Exchange Commission and was offered exclusively to investors outside the United States. Proceeds will be used for general corporate purposes.

Bank of America, with $610 billion in assets, is the largest bank in the United States. Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

www.bankofamerica.com